Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
October 11, 2002	Nasdaq-ACTT

ACT TELECONFERENCING PROVIDES UPDATE ON THIRD QUARTER REVENUES
18% net revenue growth; Excluding Concert ACT will show 62% revenue growth for third quarter

DENVER (AP)—ACT Teleconferencing, Inc. (Nasdaq-ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services today provided an update on third quarter revenues as well as initial volumes being experienced from customers.

Commenting on new, large-scale, enterprise customers recently acquired in Europe, ACT Chief Operating Officer, Gene Warren said, “We are delighted that these new customers grew usage ten-fold in August and have grown volumes by a further 75% in September for approximately 500,000 minutes of conferencing in September. This annualizes at 6-million minutes per-annum. We expect September volumes to grow by an additional 50% or more by end-October. We have never been busier, and volumes from other existing customers are also starting to ramp nicely as well.”

The Company’s total audioconferencing run rate volume is (approximately) 140-million minutes per-annum.

The Company said that overall revenues are expected to show approximately 18% net growth for the third quarter of 2002 over the corresponding third quarter of 2001. Excluding Concert, the Company expects to report revenue growth of approximately 62% for the third quarter reflecting both the acquisition of the PictureTel videoconferencing services business and excellent organic growth in both attended and automated audio conferencing services.

The Company also said it was experiencing a significant continued upsurge in its United States business in September and October, and that its domestic teleconferencing capacity was fully sold in September and October. Domestic and global services for U.S. multinationals overseas account for (approximately) 60% of total ACT revenues.

The Company will release full results for the third quarter in the first or second week of November.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video conferencing platforms that provide uniform international services, uniform billing, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K., and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

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CONTACTS:
ACT Teleconferencing, Inc.
Liza Kaiser, IR/Corporate Communications Manager
Ph: 303/235-9000
E-mail: lkaiser@corp.acttel.com